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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 001-12759

                           PHYSICIANS' SPECIALTY CORP.
             (Exact name of registrant as specified in its charter)

                            c/o Ramie A. Tritt, M.D.
                        1150 Lake Hearn Drive, Suite 640
                                Atlanta, GA 30342
                                 (404) 256-7535

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, par value $.001 per share
                  (Title of each class of securities covered by
                                   this Form)

                                 Not Applicable
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)      [X]         Rule 12h-3(b)(1)(ii)     [  ]
  Rule 12g-4(a)(1)(ii)     [ ]         Rule 12h-3(b)(2)(i)      [  ]
  Rule 12g-4(a)(2)(i)      [ ]         Rule 12h-3(b)(2)(ii)     [  ]
  Rule 12g-4(a)(2)(ii)     [ ]         Rule 15d-6               [  ]
  Rule 12h-3(b)(1)(i)      [X]

         Approximate number of holders of record as of the certification or notice date:

                   Common Stock, par value $.001 per share:  44

         Pursuant to the requirements of the Securities Exchange Act of 1934, Physicians' Specialty Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               PHYSICIANS' SPECIALTY CORP.,
                               A DELAWARE CORPORATION



DATE: November 1, 1999         By: /s/ Gerald R. Benjamin
                                   ---------------------------------------------
                                   Name:  Gerald R. Benjamin
                                   Title: Executive Vice President
                                          and Secretary